Exhibit 99.1

METLIFE ANNOUNCES FULL REDEMPTION OF

5.375% SENIOR NOTES DUE 2024

NEW YORK, March 12, 2024 – MetLife, Inc. (NYSE: MET) today announced that it will redeem all of its outstanding 5.375% Senior Notes due December 9, 2024 (the “Notes”), pursuant to the terms of the Notes. The full £350 million outstanding principal amount of the Notes will be redeemed on April 11, 2024 (the “Redemption Date”).

The redemption price as determined by the calculation agent will be equal to the price at which the yield on the outstanding principal amount of the Notes on March 11, 2024 is equal to the yield on the 5% U.K. government Treasury Stock due March 7, 2025 (the “Benchmark Gilt”) as of that date as determined by reference to the middle-market price on the Benchmark Gilt at 3:00 p.m., London time, on that date, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date. On and after the Redemption Date, all interest on the Notes will cease to accrue.

The Notes are held through Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank SA/NV (“Euroclear”) and will be redeemed in accordance with the procedures of Euroclear and Clearstream. Payment to Euroclear and Clearstream will be made through The Bank of New York Mellon, as the London Paying Agent.

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For Media:

Brian Blaser

212-578-2415

bblaser@metlife.com

For Investors:

John Hall

212-578-7888

John.A.Hall@metlife.com

About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help individual and institutional customers build a more confident future. Founded in 1868, MetLife has operations in more than 40 markets globally and holds leading positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

Forward-Looking Statements

The forward-looking statements in this news release, using words such as “will,” are based on assumptions and expectations that involve risks and uncertainties, including the “Risk Factors” MetLife, Inc. describes in its U.S. Securities and Exchange Commission filings. MetLife’s future results could differ, and it does not undertake any obligation to publicly correct or update any of these statements.